Exhibit 5.2

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

November 4, 2015

Travelport Worldwide Limited

Axis One, Axis Park

Langley, Berkshire, United Kingdom SL3 8AG

Re:     Registration Statement of Travelport Worldwide Limited on Form S-3ASR

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3ASR (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Travelport Worldwide Limited (the “Company”) to register common shares, par value $0.0025 per share (the “Common Shares”), debt securities (the “Debt Securities”), preference shares, par value $0.0025 per share, warrants (the “Warrants”), rights (the “Rights”) and Common Shares to be sold by certain selling stockholders, all of which securities may be issued or sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), relating to the offered securities will have become effective under the Act; (b) a prospectus supplement will have been prepared and filed with the Commission describing the securities offered thereby; (c) all offered securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (d) a definitive purchase, underwriting, sales agency or similar agreement with respect to the offered securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (e) any applicable indenture and indenture trustee will have been qualified under the Trust Indenture Act of 1939, as amended; and (f) that the Company will receive at least par value for any equity security issued.

Travelport Worldwide Limited November 4, 2015 Page 2

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we advise you that:

1.	When the Debt Securities and the applicable indenture have been authorized by appropriate corporate authorization, the applicable indenture has been duly executed by the parties thereto, and the Debt Securities have been executed, authenticated and delivered in accordance with the applicable indenture against payment therefore, the Debt Securities will be validly issued and the debt securities will constitute binding obligations of the Company, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.	When the Warrants and the related warrant agreement have been duly authorized by appropriate corporate authorization, the related warrant agreement has been duly executed by the parties thereto, and the Warrants have been executed, countersigned, and delivered in accordance with the related warrant agreement against payment therefor, the Warrants will be validly issued and will constitute binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	When the Rights and the related rights agreement have been duly authorized by appropriate corporate authorization and validly executed and delivered by the parties thereto, and the Rights have been duly executed and issued in accordance with the related rights agreement, the Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

This opinion does not cover the law of any jurisdiction other than the law of the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. We have assumed the indenture, warrant agreement and rights agreement referenced in the numbered paragraphs above will be governed by the law of the State of New York.

Travelport Worldwide Limited November 4, 2015 Page 3

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without our prior written consent.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement in the section “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP